U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2008

AMERICHIP INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	000-33127	98-0339467
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24700 Capital Blvd, Clinton Township, MI	48036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (586) 783-4598

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	MATERIAL DEFINITIVE AGREEMENTS

The Company has retained Crusader Securities, a New York Based Investment bank to assist the Company in advancing its strategic objectives. Crusader Financial Group (“CFG”) is a national financial services company providing investment banking services, and asset management to institutional and retail clients.  Through its wholly owned subsidiaries, CFG is a registered broker/dealer (member FINRA), a New York State registered investment advisor, a New York State commercial real estate broker, and a residential mortgage broker in Florida and California.

Item 2.01.	ACQUISITION OR DISPOSITION OF ASSETS.

On October 28, 2008, subject to certain  terms and conditions of an agreement signed between  AmeriChip International, Inc. (the “Company”) and OrbitForm Group (“Orbitform”)  of Jackson, Michigan , the Company has agreed to acquire all the issued and outstanding common stock of  Orbitform, a privately held Michigan corporation.

Orbitform manufactures forming, fastening, joining, and assembly equipment for a wide range of industries and applications. The Company provides world-class prototype engineering services for assembly of parts and specialized forming and fastening.  Orbitform's intelligent machines can monitor and control manufacturing and assembly. Orbitform has been profitable in each of  the last three years with annual sales ranging from $13 to $16 million.

The material terms of the contemplated agreement are as follows:  AmeriChip will acquire 100% of Orbitform and Orbitform will have a retained equity position in AmeriChip of 50%. It is contemplated that the acquisition will be completed in the first Quarter of the Company’s fiscal year. Upon completion Orbitform will name three new members to the Board of Directors of AmeriChip.

On October 28, 2008, subject to certain terms and conditions of an agreement signed between AmeriChip International Inc. (the “Company”) and James Kotsonis, of Washington  Township, Michigan, the Company has agreed to sell to Mr. Kotsonis a 50% interest in AmeriChip’s wholly owned subsidiary KSI Machine and Engineering Inc. (“KSI”) by retiring the promissory note for $2,600,000 held by Mr. Kotsonis.

Mr. Kotsonis will become the President of KSI Machine and Engineering effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICHIP INTERNATIONAL INC.

By:  /s/ William P Conlin

William P Conlin
Chairman and Chief  Executive Officer

Date: October 28, 2008